Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Foothills Resources, Inc.

We consent to the incorporation by reference in Registration Statement No. 333-137925 on Form SB-2, as amended, of Foothills Resources, Inc., of our report dated April 12, 2007, with respect to the consolidated balance sheets of Foothills Resources, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the year ended December 31, 2006 and for the period from inception (December 29, 2005) through December 31, 2005..

BROWN ARMSTRONG PAULDEN

McCOWN STARBUCK THORNBURGH & KEETER

ACCOUNTANCY CORPORATION

Bakersfield, California

April 12, 2007